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                                                                Exhibit 10.24


CIBA-CORNING                                 -Ciba Corning Diagnostics Corp.
                                              Human Resources

                                             -POLICIES, GUIDELINES
                                              AND PROCEDURES


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SEVERANCE PAY                           Effective 08/01/89
                                        Revised   04/01/92
POLICY

The Company recognizes that in some involuntary terminations an employee should receive severance pay to help bridge the period of unemployment, if any. Severance pay will only be paid for involuntary terminations that are not because of gross negligence and/or misconduct (see Human Resource Policy, G-10, Disciplinary Actions).

GUIDELINES

Severance Pay offered to regular full-time employees will be in accordance with the following schedule subject to the restrictions noted below:


Salary                             Years of Service
------                             ----------------

                2-4       >4-8      >8-12    >12-16    >16-20    >20-24

< $30k           4          8         12        16        20        24

$30-$39.9        6         10         14        18        20        24

$40-$49.9        8         12         16        18        20        24

$50-$59.9       10         14         18        20        20        24

$60-$69.9       12         16         20        22        24        24

$70-$79.9       16         20         22        24        24        24

$80-$89.9       20         24         24        24        24        24


- Under 2 years of service or over 24 years of service, or salary over $90k will be handled on a case-by-case basis.

- Outplacement assistance is considered an exception and requires a general release.


Severance Pay                1 of 4                                     H-30.1


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     Bonus amounts in excess of 10% above base salary will be counted as base salary in determining weeks of severance benefit (average of last 8 quarters of bonus).

Everyone will receive a minimum of one-half the calculated benefit no matter how soon a job is found. Severance payments will cease when a new job is found (after minimum payment period). Severance payments above the minimum amount will be given on week-by-week basis based upon a concerted job search.

PROCEDURES

1. The Supervisor should consider all aspects of the situation before deciding to ask an employee to leave the Company immediately upon notification. All separations must be handled to protect both the interests of the employee and the Company. Because the reasons for separation vary considerably, each case should be carefully reviewed and planned before taking action. The appropriate Human Resource Manager must be included in the review and planning stage and concur with the actions to be taken.

2.   Severance Pay will not be granted for voluntary separations.

3. Severance Pay will not be granted for involuntary terminations that are because of gross negligence and/or misconduct.

4.   Severance Pay is calculated based on the employee's last day worked.

5. Severance Pay will end should the employee be rehired by Ciba Corning or hired by Ciba-Geigy and its affiliates.

6. Severance Pay is conditional based upon the fact that the employee's conduct during the severance period is not detrimental to the Company.

7. Severance Pay will be mailed on each regular pay day through the period. It is not issued as a lump sum payment.

8. Benefit continuation during the severance period will be handled as follows:

     MEDICAL - Continues with standard payroll deductions until the last day of the month of the last day paid. The Group Insurance Department will send an eligibility notice for continuation of coverage (COBRA) at the end of the severance period. The length of continuation is based from the last


Severance Pay               2 of 4                                    H-30.1

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     day worked.  The employee also has the right to convert their policy to a individual policy with the Insurance Company within 31 days.

     DENTAL - Continues with standard payroll deductions until the last day of the month of the last day paid. The Group Insurance Department will send an eligibility notice for continuation of coverage (COBRA) at the end of the severance period. The length of continuation is based form the last day worked. There is no conversions rights for dental coverage.

      FLEXIBLE SPENDING ACCOUNTS (FSA) - Contributions to the FSA's will stop for the severance period. The employee will have until March 31 of the following year to claim expenses incurred up until the last day worked (Federal Law). Left over money will be forfeited.

     LIFE INSURANCE - Company provided life insurance continues until the last day of the month of the last day paid as doses the employee paid insurance if standard payroll deductions continue. The employee has the right to convert their policy to an individual policy with the Insurance Company within 31 days.

     DISABILITY INSURANCE PLANS - Disability protection ends on the last day worked.

     INVESTMENT PLAN - Employee and company contributions stop during the severance period. To receive a disbursement, the employee must complete an Investment Plan Termination Notice.

     If the employees last day paid is close to the end of a quarter, a completed termination notice must be submitted immediately to ensure receipt of the disbursement within 90 days. If the form is not received until sometime in the following quarter, the employee will not receive their disbursement until 90 days from the end of that quarter.

     VACATION AND HOLIDAY PAY - Earned and unused vacation and holiday pay will be added to the last day worked and paid prior to the Severance pay in order to extend the severance period.

     OTHER BENEFITS - All other benefits end on the last day worked.


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9.   All employees receiving severance will receive a "Memo of Understanding"
     which will document the pertinent provisions of their severance package. This document will only be issued through the Human Resources Department.

10. The Vice President, Human Resources reserves the sole power to define severance benefits in unclear circumstances. Any variations from this policy must have the prior approval of the Vice President, Human Resources. See attached Severance Policy Exception Approval Form.

11. When processing a termination, the end date of the full severance period should be entered as the last date paid. If it is determined that a concerted job effort is not being made or if new employment is found prior to the end of the full severance period, it is the responsibility of the Human Resource Manager to process a change for an earlier last date paid.


Severance Pay                4 of 4                                    H-30.1

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                         PRIVATE DISTRIBUTION ONLY



             ADDENDUM TO SEVERANCE PAY POLICY - REVISED 04/92

     The Severance Pay Policy Benefits are determined on a case by case basis for employees with salaries and service that exceed the Policy matrix. This addendum is intended to apply to corporate officers only.

     1. The Number of Severance Weeks for officer personnel will be 104 weeks. One half of this benefit (52 weeks) will be the minimum payout period.
Severance payments will continue on a week by week basis for up to another 52 weeks or until another job is found.

     2. Executive level outplacement assistance will be part of this severance policy.

     3. The pay for the severance period will consist of base pay plus target levels for all bonus and incentive programs.

     All other aspects of the published policy will apply.